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                                                                    EXHIBIT 15.1

                                                                 (DELOITTE LOGO)

September 22, 2004

To the Board of Directors and Shareholders of CPFL Energia S.A.
Campinas - SP, Brazil

Dear Sirs:

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of CPFL Energia S.A. and subsidiaries (the "Company") for the periods ended June 30, 2004 and 2003, as indicated in our report dated July 23, 2004 (except for the matters discussed in Notes 14 - topic (14.3) and 21 - topics (a) and (d), as to which the dates are August 13 and July 30, 2004, respectively); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in the Company's Registration Statement on Form F-1.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours Truly,

/s/ Deloitte Touche Tohmatsu